EXHIBIT 10.2

CONSENT TO ASSIGNMENT AND ASSUMPTION

This CONSENT TO ASSIGNMENT AND ASSUMPTION is made as of June 4, 2007, by and between Spark Networks plc, a public limited company registered in England and Wales under number 3628907 whose registered office is located at 24-26 Arcadia Avenue, Finchley Central, London N3 2JU, England (the “Company”), and Great Hill Equity Partners II, Limited Partnership, a Delaware limited liability company whose registered office is located at One Liberty Square Boston, Massachusetts 02109 (“Shareholder”). All capitalized terms used, but not otherwise defined in this Consent to Assignment and Assumption shall have the meanings set forth in the Standstill Agreement dated as of December 1, 2005 (the “Standstill Agreement”).

WHEREAS, the Company and Shareholder entered into the Standstill Agreement whereby Shareholder agreed not to take certain actions during, and subsequent to, the Fourteen Month Period;

WHEREAS, the Company intends to reorganize by way of a scheme of arrangement (the “Scheme”) whereby it will become a wholly-owned subsidiary of Spark Networks, Inc., a newly formed Delaware company (“Spark-Delaware”), all outstanding shares of the Company will be cancelled and the holders of the Company will become stockholders of Spark-Delaware; and

WHEREAS, in connection with the Scheme, Spark-Delaware, as the Company’s successor and assign, will assume the Standstill Agreement.

NOW, THREFORE,

1. Consent. Shareholder hereby consents to the assignment and assumption by Spark-Delaware of the Standstill Agreement, which will occur in connection with, and on the effective date of, the Scheme, and agrees that all provisions of the Standstill Agreement will be binding upon and inure to the benefit of Spark-Delaware.

2. No New Periods. The parties agree that this Consent to Assignment and Assumption does not reset any periods in the Standstill Agreement and that the determination of any period, including the Fourteenth Period, shall be based on the terms and date of the Standstill Agreement.

3. No Violation. The parties agree that Shareholder’s participation in the Scheme shall not be deemed a violation of the terms of the Standstill Agreement.

4. Miscellaneous. Article 6 of the Standstill Agreement is herein incorporated by this reference, including, but not limited to, the sections regarding Governing Law and Counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Consent to Assignment and Assumption to be duly executed by their respective authorized officers as of the day and year first above written.

Spark Networks plc

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	Chief Financial Officer

Great Hill Equity Partners II, Limited Partnership

By:	Great Hill Partners GP II, LLC, its general partner

By:	/s/ Michael Kumin
Name:	Michael Kumin
Title:	Authorized Signatory